Exhibit 4.03

STRATUS MEDIA GROUP, INC.

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CERTIFICATE OF DESIGNATIONS
OF
SERIES E CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 78.195 of the General Corporation Law of the State of Nevada)

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Stratus Media Group, Inc., a Nevada corporation (the “Corporation”), in accordance with the provisions of the Nevada General Corporation Law (the “NGCL”) does hereby certify that, in accordance with Section 78.1955 of the NGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of May 16, 2011:

RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation of the Corporation, as amended, hereby authorizes the issuance of a series of Preferred Stock designated as the Series E Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Articles of Incorporation of the Corporation, as amended, which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES E CONVERTIBLE PREFERRED STOCK

1.             Designation, Amount and Par Value.  The following series of preferred stock shall be designated as the Corporation’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”), and the number of shares so designated shall be ten thousand (10,000).  Each share of Series E Preferred Stock shall have a par value of $0.001 per share.  The “Stated Value” for each share of Series E Preferred Stock shall equal $1,000.

2.             Definitions.  In addition to the terms defined elsewhere in this Certificate of Designations the following terms have the meanings indicated:

“Additional Shares” has the meaning set forth in Section 9(a).

“Alternate Consideration” has the meaning set forth in Section 9(d).

“Applicable Price” has the meaning set forth in Section 9(a).

“Approved Share Plan” means any employee benefit or equity incentive plan which has been approved by the Board of Directors of the Corporation, pursuant to which the Corporation’s securities may be issued to any employee, officer, consultant or director for services provided to the Corporation.

“Bankruptcy Event” means any of the following events: (a) the Corporation or a Subsidiary of the Corporation commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof; (b) there is commenced against the Corporation or any Subsidiary any such case or proceeding that is not dismissed within sixty (60) days after commencement; (c) the Corporation or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) days; (e) the Corporation or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Corporation or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Corporation or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Corporation or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means any day other than Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in The State of New York are authorized or required by law or other governmental action to close.

“Calendar Quarter” means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

“Common Share” means one share of the Common Stock.

“Common Stock” means the common stock of the Corporation, par value $0.001 per share, and any securities into which such common stock may hereafter be reclassified.

“Conversion Notice” has the meaning set forth in Section 7(a).

“Conversion Price” means $0.40 per share, as adjusted herein.

“Conversion Rate” means, for each share of Series E Preferred Stock, the quotient of (i) the Stated Value, plus the amount of any accrued but unpaid Dividends, divided by (ii) the Conversion Price.

“Convertible Securities” means any stock or securities (other than the Options, the Warrants, the Series A Preferred Stock. the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) convertible into or exercisable or exchangeable for Common Stock.

“Dilutive Issuance” has the meaning set forth in Section 9(a).

“Distributed Property” has the meaning set forth in Section 9(c).

“Dividends” has the meaning set forth in Section 3.

“Dividend Date” has the meaning set forth in Section 3.

“Dividend Rate” has the meaning set forth in Section 3.

“Dividend Shares” has the meaning set forth in Section 3.

“Equity Conditions” means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) the Common Stock is listed or quoted (and is not suspended from trading) on the Trading Market and such shares of Common Stock are approved for listing upon issuance; (iii) no Bankruptcy Event has occurred; (iv) the conversion of the Series E Preferred Stock is permitted by the Trading Market and all other applicable laws, rules and regulations; and (v) the Corporation is not in default with respect to any material obligation hereunder or under any other Transaction Document.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Securities” means Common Shares issued or deemed to be issued by the Corporation: (A) in connection with an Approved Share Plan; (B) in connection with a bank financing or strategic partnership or investment; (C) in a Qualified Public Offering; (D) upon issuance of the shares of Series E Preferred Stock or Dividend Shares or upon conversion of the shares of Series E Preferred Stock or upon exercise of any Warrants that were outstanding on the Original Issue Date; (E) upon exercise of Options or Convertible Securities; (F) upon issuance or conversion of any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock; (G) upon the payment of any dividend in respect of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock; and (H) in connection with any share split, share dividend, recapitalization or similar transaction by the Corporation for which adjustment is made pursuant to Section 9(b).

“Fundamental Transaction” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date of the Purchase Agreement by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than fifty percent (50%) of the voting rights or voting equity interests in the Corporation; (ii) the first day on which more than one half of the members of the Corporation’s Board of Directors; (iii) a merger or consolidation of the Corporation or any Subsidiary or a sale of all or substantially all of the assets of the Corporation in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation’s securities prior to the first such transaction continue to hold at least half of the voting rights or voting equity interests in of the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of more than one half of the voting rights or voting equity interests in the Corporation; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation; (vi) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of more than fifty percent (50%) of the outstanding Common Stock tender or exchange their shares for other securities, cash or property; or (vii) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

“Holder” means any holder of Series E Preferred Stock.

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation (other than the Series E Preferred Stock), including, without limitation, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

“Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Mandatory Conversion” has the meaning set forth in Section 7(b).

“Mandatory Conversion Date” has the meaning set forth in Section 7(b).

“Mandatory Conversion Eligibility Date” has the meaning set forth in Section 7(b).

“Mandatory Conversion Measuring Period” has the meaning set forth in Section 7(b).

“Mandatory Conversion Notice” has the meaning set forth in Section 7(b).

“Mandatory Conversion Notice Date” has the meaning set forth in Section 7(b).

“New Issuance Price” has the meaning set forth in Section 9(a).

“Optional Conversion” has the meaning set forth in Section 7(a).

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Issue Date” means the date of the first issuance of any shares of the Series E Preferred Stock, regardless of the number of transfers of any particular shares of Series E Preferred Stock and regardless of the number of certificates that may be issued to evidence shares of Series E Preferred Stock.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIK Dividend” has the meaning set forth in Section 3.

“PIK Dividend Average Price” has the meaning set forth in Section 3.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of May 24, 2011, among the Corporation and the Holders, as amended from time to time.

“Qualified Public Offering” means a bona fide underwritten public offering of Common Stock or Convertible Securities by the Corporation.

“Registration Rights” means the Registration Rights set forth in Article VI of the Purchase Agreement among the Corporation and the Holders.

“Required Holders” means the Holders of shares of Series E Preferred Stock representing at least a majority of the aggregate shares of Series E Preferred Stock then outstanding.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission having substantially the same effect as such Rule.

“Series A Preferred Stock” means the Preferred Stock designated by the Board of Directors of the Corporation as Series A Convertible Preferred Stock pursuant to a Certificate of Designations filed with the Secretary of State of the State of Nevada on September 14, 1999.

“Series B Preferred Stock” means the Preferred Stock designated by the Board of Directors of the Corporation as Series B Convertible Preferred Stock pursuant to a Certificate of Designations filed with the Secretary of State of the State of Nevada on March 1, 2000.

“Series C Preferred Stock” means the Preferred Stock designated by the Board of Directors of the Corporation as Series C 10% Convertible Preferred Shares pursuant to a Certificate of Designations filed with the Secretary of State of the State of Nevada on April 20, 2010.

“Series D Preferred Stock” the Preferred Stock designated by the Board of Directors of the Corporation as Series D 10% Convertible Preferred Shares pursuant to a Certificate of Designations filed with the Secretary of State of the State of Nevada on May 13, 2011.

“Series E Preferred Stock” has the meaning set forth in Section 1.

“Series E Preferred Stock Liquidation Preference” has the meaning set forth in Section 6.

“Series E Preferred Stock Register” has the meaning set forth in Section 4.

“Securities” means, collectively, the Series E Preferred Stock and the Underlying Shares issued or issuable pursuant to the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Dividend Amount” means, for any Dividend Date, the quotient of (i) the Stated Value divided by (ii) the Weighted Average Price for the 20 Trading Days immediately prior to the record date applicable to such Dividend Date.

“Subsidiary” means any “significant subsidiary” of the Corporation as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed or quoted on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not listed or quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means the Purchase Agreement, the schedules and exhibits attached thereto, the Warrants, this Certificate of Designations and the Transfer Agent Instructions and any other documents or agreements executed or delivered in connection with the transactions contemplated under the Purchase Agreement and thereunder.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock and in satisfaction of any other obligation of the Corporation to issue shares of Common Stock pursuant to the Transaction Documents.

“Valuation Event” has the meaning set forth in Section 9(a)(viii)(D).

“Warrants” means the warrants issued to the Holders pursuant to the Purchase Agreement.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holders.  All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

3.             Dividends.  The Holders of the shares of Series E Preferred Stock shall be entitled to receive dividends (“Dividends”) payable on the Stated Value of each share of Series E Preferred Stock at the rate of five percent (5%) per annum (the “Dividend Rate”).  Dividends on the shares of Series E Preferred Stock shall commence accruing on the Original Issue Date and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter during the period beginning on the Original Issue Date (each, a “Dividend Date”) with the first Dividend Date being July 1, 2011.  Prior to the payment of Dividends on a Dividend Date, Dividends on the shares of Series E Preferred Stock shall accrue at the Dividend Rate.  If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.  Dividends shall be payable in cash on each Dividend Date.  In lieu of cash, at the option of the Company, Dividends shall be payable in fully paid and non-assessable shares of Common Stock (“Dividend Shares”), provided that the resale of such Dividend Shares is registered pursuant to an effective registration statement under the Securities Act (a “PIK Dividend”).  With respect to the payment of any PIK Dividend, the number of Dividend Shares to be issued in payment of such PIK Dividend with respect to each outstanding share of Series E Preferred Stock shall be determined by dividing (i) the amount of the PIK Dividend (were it paid in cash) by (ii) the arithmetic average of the Weighted Average Price of the Common Stock for each of the ten (10) consecutive Trading Days preceding the Dividend Date corresponding to such PIK Dividend (the “PIK Dividend Average Price”).  To the extent that any PIK Dividend would result in the issuance of a fractional share of Common Stock to any Holder, then the amount of such fraction multiplied by the PIK Dividend Average Price shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event the number of shares of Common Stock to be issued to each such Holder shall be rounded up to the nearest whole share).

4.             Registration of Issuance and Ownership of Series E Preferred Stock.  The Corporation shall register the issuance and ownership of shares of the Series E Preferred Stock, upon records to be maintained by the Corporation or its Transfer Agent (as defined in the Purchase Agreement) for that purpose (the “Series E Preferred Stock Register”), in the name of the record Holders thereof from time to time.  The Corporation may deem and treat the registered Holder of shares of Series E Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

5.             Registration of Transfers.  The Corporation shall register the transfer of any shares of Series E Preferred Stock in the Series E Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein.  Upon any such registration or transfer, a new certificate evidencing the shares of Series E Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

6.             Liquidation.

(a)           In the event of any Liquidation Event, the Holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (i) the Stated Value for each share of Series E Preferred Stock then held by them (as adjusted pursuant to Section 9), plus all accrued but unpaid dividends on such Series E Preferred Stock as of the date of such event, and (ii) the amount per share that would be payable to a Holder had all shares of Series E Preferred Stock been converted to Underlying Shares immediately prior to such Liquidation Event (the “Series E Preferred Stock Liquidation Preference”).  If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the Holders shall be insufficient to permit the payment to such Holders of the full Series E Preferred Stock Liquidation Preference, then the Holders shall share ratably in any such distribution of the assets and funds of the Corporation in proportion to the aggregate Series E Preferred Stock Liquidation Preference that would otherwise be payable to each of such Holders.

(b)           After the Holders have been paid the full Series E Preferred Stock Liquidation Preference to which they are entitled, the Holders will have no right or claim to any of the assets or funds of the Corporation.

(c)           The Corporation shall provide written notice of any Liquidation Event or Fundamental Transaction to each record Holder not less than forty-five (45) days prior to the payment date or effective date thereof, provided that such information shall be made known to the public prior to or in connection with such notice being provided to the Holders.  At the request of any Holder, which must be delivered prior to the effective date of a Fundamental Transaction (or, if later, within five (5) Trading Days after such Holder receives notice of such Fundamental Transaction from the Corporation), such Fundamental Transaction will be treated as a Liquidation Event with respect to such Holder for the purposes of this Section 6.

(d)           In the event that, immediately prior to the closing of a Liquidation Event the cash distributions required by Section 6(a) have not been made, the Corporation shall forthwith either:  (i) cause such closing to be postponed until such time as such cash distributions have been made, or (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series E Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice by the Corporation delivered pursuant to Section 6(c).

7.             Conversion.

(a)           Conversion at Option of Holder.  At the option of any Holder, any shares of Series E Preferred Stock held by such Holder may be converted into shares of Common Stock at the Conversion Rate.  A Holder may convert shares of Series E Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time after the Original Issue Date, by delivering to the Corporation a conversion notice (the “Conversion Notice”), in the form attached hereto as Exhibit A, appropriately completed and duly signed, and the date any such Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a “Conversion Date.”

(b)           Mandatory Conversion.  If, at any time from and after the Effective Date (as defined in the Purchase Agreement) (the “Mandatory Conversion Eligibility Date”), (i) the Weighted Average Price of the Common Stock equals or exceeds $2.50 per share for each of any twenty (20) consecutive Trading Days following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”) and (ii) the average daily trading volume over the Mandatory Conversion Measuring Period is at least $250,000, then the Corporation shall have the right to require the Holders to convert any or all of their shares of Series E Preferred Stock Price into fully paid and non-assessable shares of Common Stock at the Conversion Rate (a “Mandatory Conversion”).  The Corporation may exercise its right to require conversion under this Section 7(b) on one occasion by delivering within not more than five (5) Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all Holders of shares of Series E Preferred Stock and the Transfer Agent (the “Mandatory Conversion Notice,” and the date all the Holders received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”).  The Mandatory Conversion Notice shall be irrevocable.  The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 7(a), which Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the number of shares of Series E Preferred Stock of such Holder subject to the Mandatory Conversion (iii) the aggregate number of shares of Series E Preferred Stock subject to Mandatory Conversion from all of the Holders pursuant to this Section 7 and (iv) the number of shares of Common Stock to be issued to such Holder on the Mandatory Conversion Date.

8.             Mechanics of Conversion.

(a)           The number of Underlying Shares issuable upon any conversion of shares of Series E Preferred Stock hereunder shall equal the number of shares of Series E Preferred Stock to be converted multiplied by the Conversion Rate.

(b)           Upon conversion of any shares of Series E Preferred Stock, the Corporation shall promptly (but in no event later than three (3) Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion.  The Holder agrees to the imprinting of a restrictive legend on any such certificate evidencing any of the Underlying Shares, until such time as the Underlying Shares are no longer required to contain such legend or any other legend.  Certificates evidencing the Underlying Shares shall not be required to contain such legend or any other legend (i) while a registration statement covering the resale of the Underlying Shares is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144 if the Holder provides the Corporation with a legal opinion reasonably acceptable to the Corporation to the effect that the Underlying Shares can be sold under Rule 144, (iii) if the Underlying Shares are eligible for sale under Rule 144 without any volume limitation, or (iv) if the Holder provides the Corporation with a legal opinion reasonably acceptable to the Corporation to the effect that the  legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the Staff of the SEC).  The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date.  If the shares are then not required to bear a restrictive legend, the Corporation shall, upon request of the Holder, deliver Underlying Shares hereunder electronically through DTC or another established clearing corporation performing similar functions, and shall credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission System.

(c)           A Holder shall deliver the original certificate(s) evidencing the Series E Preferred Stock being converted in connection with the conversion of such Series E Preferred Stock.  Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series E Preferred Stock.

(d)           The Corporation’s obligations to issue and deliver Underlying Shares upon conversion of Series E Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such Underlying Shares.

9.             Certain Adjustments.  The Conversion Price is subject to adjustment from time to time as set forth in this Section 9.

(a)           Adjustment of Conversion Price upon Issuance of Common Shares.  If and whenever on or after the Original Issue Date, the Corporation issues or sells, or in accordance with this Section 9(a) is deemed to have issued or sold, any Common Shares other than Excluded Securities (“Additional Shares”) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such time (a “Dilutive Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.  For purposes of determining the adjusted Conversion Price under this Section 9(a), the following shall be applicable:

(i)  Issuance of Options.  If the Corporation in any manner grants or sells any Options and the lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 9(a)(i), the “lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one Common Share upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Shares upon conversion, exchange or exercise of such Convertible Securities.

(ii)  Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one Common Share is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance of sale of such Convertible Securities for such price per share.  For the purposes of this Section 9(a)(ii), the “lowest price per share for which one Common Share is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one Common Share upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 9(a)(ii), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)  Change in Option Price or Rate of Conversion.  If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Shares changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 9(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the shares of Series E Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)  Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.001.  If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Corporation therefor.  If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation will be the arithmetic average of the Weighted Average Price of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities.  The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Corporation and the Required Holders.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(v)  Record Date.  If the Corporation takes a record of the holders of Common Shares for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Shares, Options or Convertible Securities or (y) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)           Stock Dividends and Splits.  If the Corporation, at any time while Series E Preferred Stock is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock (other than dividends paid in respect of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the applicable Conversion Price for Series E Preferred Stock shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(c)           Pro Rata Distributions.  If the Corporation, at any time while Series E Preferred Stock is outstanding, distributes or pays as a dividend to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (including, without limitation, cash) (in each case, “Distributed Property”), then in each such case the Corporation shall simultaneously deliver to each Holder the Distributed Property that each such Holder would have been entitled to receive in respect the number of Underlying Shares then issuable pursuant to Section 7(a) above had the Holder been the record holder of such Underlying Shares immediately prior to the applicable record or payment date.

(d)           Fundamental Transactions.  If the Corporation, at any time while Series E Preferred Stock is outstanding, effects any Fundamental Transaction, then upon any subsequent conversion of Series E Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it could have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the applicable Conversion Price for the Series E Preferred Stock shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series E Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and ensuring that the Series E Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(e)           Calculations.  All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f)           Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 9, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.  Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder and to the Corporation’s Transfer Agent.

(g)           Notice of Corporation Events.  If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least twenty (20) calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction.

10.           Voting Rights.

(a)           General.  Except as otherwise provided herein or as required by applicable law, the Holders of the Series E Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote, including, without limitation, the election of directors.  For such purposes, each Holder shall be entitled to a number of votes in respect of the Underlying Shares owned by it equal to the number of shares of Common Stock into which such shares of Series E Preferred Stock are convertible as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

(b)           Protective Provisions.  Notwithstanding anything to the contrary in Section 10(a), so long as the Holders, in the aggregate, hold at least thirty percent (30%) of the shares of Series E Preferred Stock issued pursuant to the Purchase Agreement, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Series E Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred Stock or alter or amend this Certificate of Designation (whether by merger, reorganization, consolidation or otherwise), (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event or Fundamental Transaction senior to or pari passu with the Series E Preferred Stock, (c) amend its articles of incorporation or other charter documents so as to affect adversely any rights of the Holders (whether by merger, reorganization, consolidation or otherwise), (d) increase the authorized number of shares of Series E Preferred Stock, (e) pay or declare any dividend or make any distribution on any Junior Securities, except pro rata stock dividends on the Common Stock payable in additional shares of Common Stock, (f) incur any indebtedness for money borrowed, individually or in the aggregate, in excess of $1 million, or (g) enter into any agreement with respect to the foregoing.

(c)           Board of Directors.  The holders of the outstanding shares of Series E Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation so long as such holders remain the holders of, in the aggregate, at least 50% of the total number of shares of Series E Preferred Stock purchased pursuant to the Purchase Agreement; provided, however, that in the event that such holders hold, in the aggregate, less than 50%, but at least 25%, of the total number of shares of Series E Preferred Stock purchased pursuant to the Purchase Agreement, such holders, voting as a separate class, shall be entitled to elect one (1) director of the Corporation; provided, further, that upon the occurrence of (and during the continued existence of) a Default (as defined in Section 16 below), such holders, voting as a separate class, shall be entitled to elect a majority of the directors of the Corporation, each to serve during the continued existence of such Default.  In the event that the holders of the outstanding shares of Series E Preferred Stock hold, in the aggregate, less than 25% of the total number of shares of Series E Preferred Stock purchased pursuant to the Purchase Agreement, such holders shall forfeit their right to nominate directors of the Corporation as a separate voting class other than upon the occurrence of (and during the continued existence of) a Default.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.  In the case of any vacancy in the office of a director elected by the holders of a particular class or classes of stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the shares of that class or classes, as applicable, given at a special meeting of such shareholders duly called or by an action by written consent for that purpose or, in the absence of action by such holders, by action of the remaining directors elected by the holders of that class or classes, as applicable.  Any director who shall have been elected by the holders of a particular class or classes of stock may be removed from the Board of Directors during such director’s term of office, either for or without cause by, and only by, the affirmative vote of the holders of a majority of the shares of such class or classes, as applicable, given at a special meeting of the shareholders duly called or by an action by written consent for that purpose.

11.           Priority.  The Series E Preferred Stock, whether now or hereafter issued, shall, with respect to dividend rights (other than the right to receive additional shares of Series E Preferred Stock pursuant to Section 14) and rights on liquidation, winding up or dissolution, whether voluntary or involuntary, rank senior to the Common Stock of the Corporation and to any other series of Preferred Stock established hereafter by the Board of Directors the terms of which shall specifically provide that such series shall rank junior to the Series E Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution. The Corporation shall not, without the prior approval of Holders of at least 66-2/3% of the shares of Series E Preferred Stock then outstanding, voting as a separate class, issue any additional shares of the Series E Preferred Stock, or create any other class or series of capital stock that ranks senior to or on a parity with the Series E Preferred Stock.

12.           Charges, Taxes and Expenses.  Issuance of certificates for shares of Series E Preferred Stock and for Underlying Shares issued on conversion of (or otherwise in respect of) the Series E Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series E Preferred Stock or receiving Underlying Shares in respect of the Series E Preferred Stock.

13.           Replacement Certificates.  If any certificate evidencing Series E Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, or a Holder fails to deliver such certificate as may otherwise be provided herein, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested.  Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

14.           Reservation of Underlying Shares.  The Corporation covenants that it shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) all outstanding Series E Preferred Stock (taking into account the adjustments of Section 9), free from preemptive rights or any other contingent purchase rights of persons other than the Holder.  The Corporation covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.  The Corporation covenants that it shall use its best efforts to satisfy each of the Equity Conditions.  The Corporation has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock.

15.           Fractional Shares.  The Corporation shall not be required to issue or cause to be issued fractional Common Shares on conversion of Series E Preferred Stock or in payment of any Dividend.  If any fraction of a Common Share would, except for the provisions of this Section, be issuable upon conversion of Series E Preferred Stock or in payment of any Dividend, the number of Common Shares to be issued will be rounded up to the nearest whole share.

16.           Mandatory Redemption.

(a)           The Corporation shall redeem, from any source of funds legally available therefor, all remaining outstanding shares of the Series E Preferred Stock on the fifth anniversary of the Original Issue Date (the “Redemption Date”).  The Corporation shall effect such redemption by paying in cash in exchange for the shares of Series E Preferred Stock to be redeemed a sum equal to the Stated Value of each share of Series E Preferred Stock plus all declared or accumulated but unpaid dividends on such shares (the “Redemption Price”).  In the event the Corporation is lawfully able to redeem only part of the Series E Preferred Stock outstanding, then the holders of shares of Series E Preferred Stock shall be entitled to have their shares redeemed ratably, in proportion to the number of such shares owned by each such holder (rounded to the nearest share), and the Corporation shall redeem the remaining shares of Series E Preferred Stock on the first day it may lawfully do so.

(b)           Ten (10) days prior to the Redemption Date, the Corporation shall deposit the aggregate Redemption Price for all outstanding shares of Series E Preferred Stock designated for redemption on such Redemption Date and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $1,000,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed.  Simultaneously, the Corporation shall deposit irrevocable instructions and authority with such bank or trust company to pay, on and after the Redemption Date, the Redemption Price of the shares of Series E Preferred Stock so designated for redemption to the holders thereof upon surrender of their certificates or a reasonably acceptable affidavit of loss.  The balance of any monies deposited by the Corporation pursuant to this paragraph remaining unclaimed at the expiration of six (6) months following the Redemption Date shall thereafter be returned to the Corporation, provided that the stockholder to whom such monies would be payable hereunder shall be entitled to receive such monies upon proof of ownership of the Series E Preferred Stock, which payment shall be made without interest.  Dividends with respect to shares of Series E Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except the right to receive the Redemption Price pursuant to the terms of this Section 16; provided, that in the event of a Default (as defined below), the holders of shares of Series E Preferred Stock shall have all of the rights, preferences and privileges provided for herein, including, without limitation, pursuant to Section 16(c) below.

(c)           If the Corporation fails to pay the full Redemption Price for all shares of Series E Preferred Stock payable as of such Redemption Date (a “Default”) then, notwithstanding anything else to the contrary contained herein or in the Articles of Incorporation of the Corporation, as amended, the holders of the outstanding shares of Series E Preferred Stock, voting as a separate class, shall be entitled to elect a majority of the directors of the Corporation, each to serve until such time as such Redemption Price has been paid in full.  At the request of the holders of a majority of the shares of Series E Preferred Stock, the Corporation shall use its best efforts to secure the necessary corporate approvals and effect (i) a sale of the debt or equity securities of the Corporation and/or any of its subsidiaries, (ii) a sale or transfer of all or a portion of the assets of the Corporation and/or any of its subsidiaries, (iii) a merger, consolidation or other business combination of the Corporation and/or any of its subsidiaries or (iv) any other transaction (including the liquidation, dissolution or winding up of the Corporation and/or any of its subsidiaries) which could reasonably be expected to enable the Corporation to pay and discharge any outstanding portion of such Redemption Price.

17.           Notices.  Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 4:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 4:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such communications shall be: (i) if to the Corporation, to 3 E. De La Guerra Street, Santa Barbara, California 93101, Attention: Chief Executive Officer, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section.

18.           Miscellaneous.

(a)           The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b)           No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and Holders of at least a majority of the shares of Series E Preferred Stock then outstanding.  Any of the rights of the Holders of Series E Preferred Stock set forth herein, including any Equity Conditions or any other similar conditions for the Holders’ benefit, may be waived by the affirmative vote of Holders of at least a majority of the shares of Series E Preferred Stock then outstanding.  No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

[Signature page follows.]

IN WITNESS WHEREOF, Stratus Media Group, Inc. has caused this Certificate of Designations to be duly executed as of this 24 day of May, 2011.

STRATUS MEDIA GROUP, INC.

By: /s/ Paul Feller
Name: Paul Feller
Title: Chief Executive Officer

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Series E Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Stratus Media Group, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Number of shares of Series E Preferred Stock owned prior to Conversion

Number of shares of Series E Preferred Stock to be Converted

Stated Value of shares of Series E Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Number of shares of Series E Preferred Stock subsequent to Conversion

Name of Holder
By:
Name:
Title:

18